SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN A PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[x]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

MAINSTAY FUNDS TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

MainStay Marketfield Fund

Important Information Regarding Your Clients’ Investments

In the Mainstay Marketfield Fund

Dear Financial Advisor:

Your clients with an investment in the MainStay Marketfield Fund (the “Fund”) may have received or will be receiving important proxy information shortly. They are being asked to consider and vote on an important proposal in connection with the Fund’s special meeting of shareholders to be held on March 1, 2016.

The main purpose of the meeting is to consider a proposal to approve an Agreement and Plan of Reorganization, which provides for: (a) the transfer of all the assets and liabilities of the Fund to the Marketfield Fund (the “Acquiring Fund”), a newly formed series of Trust for Professional Managers , in exchange for shares of the Acquiring Fund; and (b) the distribution of the shares of the Acquiring Fund pro rata by the Fund to its shareholders in complete liquidation of the Fund (the “Reorganization”).

The Board of Trustees of MainStay has unanimously approved the Reorganization and recommends that you vote in favor of the proposal described above.

Our proxy solicitor, D.F. King, will be contacting your clients who have not voted their shares. Thus, please be aware that your clients may receive a telephone call to ensure they have received proxy material, to answer any questions they may have, and to solicit a proxy vote. If your clients contact you, please recommend that they exercise their voting rights and vote in favor of the proposal.

MANAGED BROKER ACCOUNTS

If you have discretion to vote on behalf of your clients, please review the attached proxy statement and vote your client's shares through your standard internal voting process or call D.F. King at 1-(800) 581-5238 to ask for assistance in voting.

If your clients contact you, we ask for your assistance in urging your clients to participate today by using one of the easy voting options, each of which is described in the proxy materials in the attached PDF. If you have authority to vote on behalf of your clients and need assistance or if you have any questions about the proxy please call D.F. King at 1-(800) 581-5238 today.

We greatly appreciate your efforts in encouraging your clients’ participation in this important matter.

Thank you.

Stephen P. Fisher

President